Exhibit 99.1

NEWS RELEASE

Contacts:

Ray Leonard, President and Chief Executive Officer

(713) 353-9445

Hyperdynamics Announces Settlement of Arbitration with Tullow and Dana

HOUSTON, August 17, 2016 — Hyperdynamics Corporation (OTCQX:HDYN) today announced that its wholly owned subsidiary, SCS Corporation Ltd., (“SCS”),  Tullow Guinea Ltd. (“Tullow”), and Dana Petroleum (E&P) Ltd. (“Dana”) entered into a Settlement and Release of their ongoing arbitration.  As part of the Settlement and Release, SCS released all claims against Tullow and Dana. In turn Tullow and Dana issued to the Government of Guinea a notice of withdrawal from the Guinea Concession and Production Sharing Contract (“the PSC”) effective immediately, transferred their interest in the long lead items previously purchased by the Consortium for $8.1 MM in preparation for the drilling of the Fatala well, and net cash of $686,570 to SCS. SCS has also agreed to pay Dana a success fee based upon the certified reserves of the Fatala well if it results in a discovery.

As the sole remaining owner of the Guinea Concession, SCS is currently meeting with the Government of Guinea regarding its submission for a one-year extension until September 22, 2017 under Article 3.7 of Amendment 1 of the PSC dated March 25, 2010.  Without an extension, the current concession expires in September 2016.  SCS has also proposed and is in the process of negotiating a PSC Amendment and a work program and budget for the Extension period, should one be granted, that would include a minimum work obligation to drill one deepwater exploration well in the Guinea offshore Concession in April 2017. There can be no assurance that SCS will obtain the extension or successfully negotiate the PSC Amendment.  If the extension is granted the next step for the Company will be to seek financing for the planned well by either raising the funds or taking a partner, or a combination of both.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company’s website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Reports on Form 10-K for the fiscal year ended Jun 30, 2015 and Form 10-Q for the fiscal quarter ended March 31, 2016.  The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company’s expectations with respect to these forward looking statements.

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